Exhibit 10.88

EMPLOYMENT AGREEMENT

On behalf of Abgenix, Inc., a Delaware corporation, (the “Company”) and the Company’s Board of Directors (“Board”), we are pleased to offer you the position of President and Chief Executive Officer reporting to the Board.  You will work at the Company’s headquarters in Fremont, California.  Except as otherwise expressly provided below, this Agreement, by and between the Company and William R. Ringo, will become effective on your start date of employment as the Company’s President and Chief Executive Officer, August 30, 2004 (the “Effective Date”), and sets forth the terms and conditions of your employment with the Company.

The terms of your employment are as follows:

1.	Salary:

Your base salary is $20,834 semi-monthly ($500,000 annualized) for fiscal year 2004 and is subject to all standard withholding of taxes. Fiscal year 2004 ends on December 31, 2004. In subsequent years, your base salary will be reviewed by the Compensation Committee of the Board (the “Committee”) on an annual basis. The annualized base salary to be paid, together with any subsequent adjustments thereto, shall be referred to herein as the “Base Salary.”

2.	Equity:

Subject to the approval of the Committee, the Company will grant you as of the first date on which you become an employee of Abgenix as set forth in paragraph 12 below (“Commencement of Employment”), nonstatutory stock options under the Company’s 1999 Nonstatutory Stock Option Plan, as amended (the “Plan”) to purchase 500,000 shares of Abgenix common stock. The per-share exercise price will be equal to the “Fair Market Value” (as defined in the Plan) of a Company common share as of your Commencement of Employment. The stock option vesting schedule is as follows: Vesting will begin on the Effective Date. At the end of twelve months following the Effective Date, 12/48 (25%) will vest and thereafter 1/48 of the total grant will vest per month (so that if you remain continuously in the Company’s employ, at the end of four years your option would be fully vested). In the event of termination of your employment with the Company for any reason, all vested options must be exercised within 90 days of your termination date and all unvested options shall be canceled and forfeited without consideration. Subject to such stockholder approval of additional shares to be used for stock option awards under the Plan (or other Company stock option plans) as may be required by law, the Committee will review your Company stock position annually for the purposes of granting future stock options to you on a basis no less favorable than those granted to other senior executives of the Company. Such a review normally takes place in January of each year. The terms and conditions of any stock option grants shall be governed by a separate agreement you will be required to sign as a condition of the grant (a “Stock Option Agreement”). A copy of the form of that Agreement is attached for your review.

3.	Sign-On Bonus:

You will receive a sign-on bonus of $280,000. This payment is considered compensation and as such is subject to all standard withholding taxes. Should you terminate employment other than through an Involuntary Termination (as defined below) within 12 months of the Effective Date, this payment will be repayable to the Company on a pro-rated basis. The amount of such repayment is determined by multiplying $280,000 times a percentage; where such percentage is equal to: (i) one minus (ii) the number of days you were employed by the Company divided by 365.

4.	Bonus:

For fiscal year 2004, you will be eligible to participate in the Company’s annual management incentive bonus program. Under this program, which is based on the Company attaining certain annual corporate goals and you attaining personal objectives approved by the Committee, you will be eligible, subject to Committee approval, for an annual target bonus of 50% of your fiscal year-end Base Salary which is based upon attaining 100% of plan achievement (the “Target Bonus”). Based on the Effective Date, your Target Bonus for fiscal 2004 is pro-rated to $83,333. Thereafter, you will be eligible for an annual bonus based on the attainment of corporate and personal goals established by the Committee with input from you. The Committee shall, in its sole and absolute discretion, determine the amount of bonus, if any, that is actually paid to you.

5.	Review Period:	Your formal performance review by the Committee will take place in January of 2005 and annually thereafter.
6.	Benefits:

The Company provides benefit programs for all regular full-time employees including senior executives. The details of these programs, as well as enrollment forms and other pertinent literature, will be available during your orientation with Human Resources. Enclosed for your review is a summary of the plans. Term life insurance up to $500,000 is provided to you. Supplemental life insurance for you or your family is available according to the plan documents.

7.	Relocation:

The Company will reimburse you for (1) the cost of moving your household goods to your new residence in the Bay Area; (2) hotel and car rental expenses for up to one month; (3) expenses incurred for your final move air travel; up to a maximum of $100,000 for (1) through (3) combined. The Company will make arrangements for items (1) and (2) directly through the vendor(s) of its choice, and may do so as well for item (3). Under no circumstances will substitutions be made for any of the above-mentioned covered items.

In connection with these costs, the Company will provide you with additional compensation in the form of a one-time “tax gross up” in accordance with standard Company policy. This is intended to offset the majority of your non-deductible, tax-related costs for the above-mentioned relocation package.

This relocation expense coverage is intended to assist in getting you established in your new residence in the local area as quickly as possible. Therefore, it is required that all relocation assistance provided for in this Agreement and all expense reimbursements for this assistance be completed within one year from the Effective Date. Should you terminate your employment within 12 months of the Effective Date other than through an Involuntary Termination (as defined below), all relocation expenses already reimbursed will be repayable to the Company on a pro-rated basis (pursuant to the repayment methodology described in Section 3 above).

8.	Mortgage Differential:

In addition to the aforementioned relocation assistance, the Company is prepared to offer you a mortgage differential allowance. From September 2004 through August 2006 the amount of this allowance will be $9,000 per month; from September 2006 through August 2009 the amount of this allowance will be $6,000 per month. This mortgage differential allowance will be subject to standard tax withholding and will terminate no later than August 31, 2009. These payments will be made on a monthly basis. Should your employment with the Company terminate at any time and for any reason prior to August 31, 2009, the mortgage differential payments will also then immediately terminate.

9.	Termination of Employment and Severance Payments

A.           In addition to the terms set forth herein, severance of your employment in the event of a change of control is subject to the terms of the Change of Control Severance Agreement, incorporated here by reference, and attached hereto as Appendix A. Appendix A must also be signed by you for this Agreement to become Effective.

B.             Your employment at the Company shall be “At Will,” which means your employment with the Company may be terminated at any time either by you or the Company, with or without cause and with or without notice. Upon your termination of employment for any reason, you shall be deemed to have resigned from all offices and positions with the Company or any of its affiliates and you shall execute any documentation requested by the Company to confirm such resignation(s). If your employment is terminated by the Company without cause, or if your resignation is due to an Involuntary Termination (as defined below) you will be paid two years of continuation payments of your then Base Salary and Target Bonus, provided you timely execute a full release of all claims in a form prescribed by the Company and further provided you fully comply with any other terms and conditions established by the Company.

C.             Termination Without Cause. For purposes of this Agreement, a “termination without cause” by the Company is defined as an

“Involuntary Termination” as set forth in paragraph 1(d) of the Change of Control Severance Agreement and is incorporated here by reference. This paragraph provides as follows:

1(d)    Involuntary Termination.  “Involuntary Termination” shall mean (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee’s base salary or target bonus as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

D.            Termination With Cause. Termination with “Cause” shall have the same meaning as defined in paragraph 1(a) of the Change of Control Agreement and is incorporated here by reference.This paragraph provides as follows:

1(a)     Cause.    “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, and (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties.

E.              If you should resign your employment with the Company for any reason other than as a result of an Involuntary Termination or should your employment be terminated as a result of your death or your disability, you shall only be paid for unpaid Base Salary accrued as of your date of termination and you shall be entitled to no other payments from the Company, provided, however, that in the event of your disability or death, you or your estate shall be paid a pro rata share of your Target bonus for that year at the time that Target Bonuses are paid to other senior executives of the Company..

10.	Proof of Right to Work

Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to timely submit this proof, federal law prohibits us from hiring you and this Agreement shall be null and void.

11.	Confidential Information

As a condition of this Agreement and your employment, you agree to sign an Employment, Confidential Information and Invention Assignment Agreement on or before the Effective Date of this Agreement. A copy is attached as Appendix B to this Agreement.

12.	Commencement of Employment

You will commence employment initially on a part-time basis, as a Transition Advisor, on July 20, 2004, and shall perform transition-related duties in the office of the Company’s chief Executive Officer, and shall assist the Chief Executive Officer as appropriate and necessary to facilitate transition. You shall be paid at the rate of $20,834 per month for working part-time between July 20 and August 29, 2004, inclusive. “Part-time” shall be sufficient to qualify you for participation in the Plan.

This Agreement constitutes the full agreement of the parties as to the terms and subject matter covered.  This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflicts of law.  Except as to matters related to future compensation, no changes may be made to this Agreement except in writing signed by both parties.

ACCEPTED:

/s/ William R. Ringo	July 20, 2004
William R. Ringo	Date

/s/ R. Scott Greer	July 20, 2004
R. Scott Greer, Chairman of the Board On behalf of the Company	Date